Exhibit 12.2

                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
                -------------------------------------------------
                              (Dollars in Millions)

                            First Quarter
                                Ended       Year Ended December 31
                               March 31  ----------------------------
                             2001  2000  2000  1999  1998  1997  1996
                             ----  ----  ----  ----  ----  ----  ----
Portion of rentals
  representing interest       $24   $24  $100   $95  $105   $82   $78
Capitalized interest            7     2    19    26    46    31    11
Other interest and fixed
  charges                      23   100   375   365   318   352   428
                             ----  ----  ----  ----  ----  ---- -----
Total fixed charges (A)       $54  $126  $494  $486  $469  $465  $517
                             ====  ====  ====  ====  ====  ====  ====
Earnings-pretax income
  with applicable
  adjustments (B)            $786  $666 $1920 $2098 $1671 $1761 $1887
                             ====  ====  ====  ====  ====  ====  ====
Ratio of (B) to (A)         14.56  5.29  3.89  4.32  3.56  3.79  3.65
                             ====  ====  ====  ====  ====  ====  ====
